Exhibit 10.20

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Iomega 2004 2nd Half Profit Sharing and IBP Program

Background for Plan Revisions

  Historically, IBP and Profit Sharing plans at IOM have been based at least partially on profit and earnings results.
  For the second half of Fiscal Year 2004, the Board of Directors has recognized the need to provide an incentive to key employees to facilitate the goal to return the Company to profitability and to bring focus to the Company’s new product, the REV drive.
  The Board of Directors further recognized:
    contractual agreements with many employees to provide bonus metrics each fiscal year, and
    Potential employee retention & morale improvements related to a bonus incentive opportunity and unified corporate goals.

2004 2nd Half Plan

  A single, simplified worldwide plan for all employees has been adopted:
    There is no separate IBP/Profit Sharing or Regional/Corporate metrics, and the Plan is binary without slopes – there are two payout levels. If Payout Level 1 is achieved, the bonus will be 100% of each individual participant’s target over the six month period ending 12/31/04. If Payout Level 2 is achieved, the bonus will be 200% of each individual participant’s target over the six month period ending 12/31/04.
  Two key strategic metrics have been established.
    Profitability Metric:
      [**]
      [**]
    REV Product Metric:
      REV performance to internal revenue goals.
      Pay out Level 1 is based on achieving [**]
      Pay out Level 2 is based on achieving [**]
  The Profitability Metric must be achieved as a condition precedent to any bonus payout under the Plan.
  All bonus plan metrics exceed internal 2004 Operating Plan levels.
  Achieving plan metrics would finance bonus payouts.

Administrative Details

  Individual participant targets (as a percent of base salary) remain unchanged.
  The Plan is revised for Fiscal Year 2004 year only.
  Payout calculations will occur upon close of 2004 fiscal year; any payments would occur late January or early February 2005.
  The Plan is binary, no partial or ‘sloped’ payouts without Compensation Committee approval.
  There is no regional or corporate differentiation.
  Operating income calculations will exclude extraordinary events, as determined by the sole discretion of the Compensation Committee.
  In the case of the “circular” impact of a bonus payout (i.e., achieve Profitability Metric, so bonus is triggered, but paying bonus causes under achievement) bonus will be paid if the other Plan metrics are met.
  REV product targets are based on worldwide net recognized revenue.